Exhibit 4.2

FORM OF 6.25% CONVERTIBLE SENIOR SUBORDINATED SECURED NOTE DUE 2027

ELECTROGLAS, INC.

[FORM OF FACE OF NOTE]

[THE FOLLOWING PARAGRAPH SHALL APPEAR ON THE FACE OF EACH RESTRICTED NOTE.]

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR APPLICABLE STATE SECURITIES LAWS. THIS SECURITY MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OR APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION THEREFROM. THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY THIS SECURITY.

[THE COMPANY MAY, BUT IS NOT OBLIGATED TO, INSTRUCT THE TRUSTEE TO PLACE THE FOLLOWING PARAGRAPH ON THE FACE OF EACH NOTE HELD BY OR TRANSFERRED TO AN “AFFILIATE” (AS DEFINED IN RULE 501(B) OF REGULATION D UNDER THE SECURITIES ACT) OF THE COMPANY:]

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE HELD BY A PERSON WHO MAY BE DEEMED TO BE AN AFFILIATE OF THE ISSUER FOR PURPOSES OF RULE 144 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY BE SOLD ONLY IN COMPLIANCE WITH RULE 144, PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO A VALID EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT.

[THE FOLLOWING PARAGRAPH SHALL APPEAR ON THE FACE OF EACH GLOBAL NOTE.]

THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.6 OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.5(b) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.8 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

ELECTROGLAS, INC.

6.25% Convertible Senior Subordinated Secured Note due 2027

No.	$

CUSIP No. 285324 AD1

Electroglas, Inc., a corporation duly organized and validly existing under the laws of the State of Delaware (herein called the “Company”, which term includes any successor corporation under the Indenture referred to on the reverse hereof), for value received hereby promises to pay to                                         , or registered assigns, the principal sum of                      United States Dollars on March 26, 2027 and to pay interest on said principal sum semi-annually on June 15 and December 15 of each year (each, an “Interest Payment Date”), commencing June 15, 2007, at the rate per annum specified in the title of this Note, accrued from March 26, 2007. The interest so payable on any June 15 or December 15 will be paid to the person in whose name this Note, or portion thereof (or one or more Predecessor Notes) is registered at the close of business on the record date, which shall be the June 1 or December 1 (whether or not a Business Day) next preceding such June 15 or December 15, respectively; provided that any such interest not punctually paid or duly provided for shall be payable as provided in the Indenture. Payment of the principal of and interest accrued on this Note (including Liquidated Damages, if any) shall be made at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, The City of New York, or at any other office or agency permitted by the Indenture, in such lawful money of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts; provided further, however, that, with respect to any holder of Notes with an aggregate principal amount equal to or in excess of Five Hundred Thousand United States Dollars ($500,000), interest on such holder’s Notes shall be paid by wire transfer in immediately available funds in accordance with the written wire transfer instruction supplied by such holder from time to time to the Trustee and paying agent (if different from the Trustee) at least five (5) Business Days prior to the applicable record date.

Reference is made to the further provisions of this Note set forth on the reverse hereof, including, without limitation, provisions giving a holder of this Note the right to convert this Note into Common Stock of the Company on the terms and subject to the limitations referred to on the reverse hereof and as more fully specified in the Indenture. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

The payment of the principal amount, interest thereon, Company Conversion Provisional Payment (as defined in the Indenture), redemption price for Notes called for redemption in accordance with Section 3.2 of the Indenture, the Repurchase Price (as defined in the Indenture) with respect to Notes submitted for repurchase in accordance with Section 16.1 of the Indenture, Extension Fees (as defined in the Indenture), Liquidated Damages (as defined in the Indenture), fees, expenses or any other amounts in respect of each and all of the Notes is subordinated in right of payment to the prior payment in full of Senior Indebtedness as and to the extent set forth in Article IV of the Indenture and to the extent set forth in the Intercreditor Agreement (as defined in the Indenture).

This Note shall be deemed to be a contract made under the laws of the State of New York, and for all purposes shall be construed in accordance with and governed by the laws of said State.

This Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been manually signed by the Trustee or a duly authorized authenticating agent under the Indenture.

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed.

ELECTROGLAS, INC.

By:
Name:
Title:

Attest:

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

The Bank of New York Trust Company, N.A.

as Trustee, certifies that this is one of the Notes described in the within-named Indenture.

Dated:

By:
Authorized Signatory

[FORM OF REVERSE OF NOTE]

ELECTROGLAS, INC.

6.25% Convertible Senior Subordinated Secured Note due 2027

This Note is one of a duly authorized issue of Notes of the Company, designated as its 6.25% Convertible Senior Subordinated Secured Notes due 2027 (herein called the “Notes”), limited to the aggregate principal amount of Twenty Five Million Seven Hundred Fifty Thousand United States Dollars ($25,750,000.00) all issued or to be issued under and pursuant to an Indenture dated as of March 26, 2007 (herein called the “Indenture”), among the Company, Electroglas International, Inc. and The Bank of New York Trust Company, N.A. (herein called the “Trustee”), to which the Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the holders of the Notes. All capitalized terms used herein without definition shall have the meaning set forth in the Indenture.

In case an Event of Default, as defined in the Indenture, shall have occurred and be continuing, the principal of, premium, if any, and accrued interest on all Notes may be declared, and upon said declaration shall become, due and payable, in the manner, with the effect and subject to the conditions provided in the Indenture. Liquidated damages paid pursuant to Section 15.2 of the Indenture, if any, shall be paid within ten (10) Business Days of the date from which such liquidated damages accrued pursuant to Section 15.2. Liquidated Damages on the Notes paid pursuant to Section 2(f) of the Registration Rights Agreement, if any, shall be paid at the times and in the manner provided therein.

The Indenture contains provisions permitting the Company and the Trustee in certain limited circumstances, without the consent of the holders of the Notes, and in other circumstances, with the consent of the holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding, evidenced as in the Indenture provided, to execute amendments to the Indenture or supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or modifying in any manner the rights of the holders of the Notes; provided, however, that no such amendment or supplemental indenture shall (i) extend the fixed maturity of any Note, or reduce the rate or extend the time of payment of interest thereon, or reduce the principal amount thereof or premium, if any, thereon, or reduce any amount payable on redemption or repurchase thereof, impair, or change in any respect adverse to the holder of Notes, the obligation of the Company to repurchase any Note at the option of the holder upon the happening of a Repurchase Event, or impair or adversely affect the right of any Noteholder to institute suit for the payment thereof, or change the currency in which the Notes are payable, or impair or change in any respect adverse to the Noteholders the right to convert the Notes into Common Stock subject to the terms set forth herein, without the consent of the holders of all Notes then outstanding, or (ii) reduce the aforesaid percentage of Notes, the holders of which are required to consent to any such supplemental indenture, without the consent of the holders of all Notes then outstanding; provided, further, however, that any amendment or supplemental indenture that disproportionately affects the rights of a Noteholder shall require the prior consent of such Noteholder.

It is also provided in the Indenture that the holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding may on behalf of the holders of all of the Notes waive any past default or Event of Default under the Indenture and its consequences except (i) a default in the payment of interest or premium (including Liquidated Damages and Extension Fees), if any, on, or the principal of, the Notes when due, (ii) a failure by the Company to convert any Notes into Common Stock or (iii) a default in respect of a covenant or provisions of the Indenture which under Article XI thereof cannot be modified or amended without the consent of the holders of all Notes then outstanding. Any such consent or waiver by a holder of this Note (unless revoked as provided in the Indenture) shall be conclusive and binding upon such holder and upon all future holders and owners of this Note and any Notes which may be issued in exchange or substitution hereof, irrespective of whether any notation thereof is made upon this Note or such other Notes.

The payment of principal of, premium, if any, and interest on the Notes will be subordinated in right of payment to the prior payment in full of Senior Indebtedness as set forth in Article IV of the Indenture.

Interest on the Notes shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

The Notes are issuable in registered form without coupons in denominations of One Thousand United States Dollars ($1,000) principal amount and integral multiples thereof. At the office of Trustee or the Company referred to on the face hereof, and in the manner and subject to the limitations provided in the Indenture, without payment of any service charge but with payment of a sum sufficient to cover any tax, assessments or other governmental charges that may be imposed in connection with any registration or exchange of Notes, Notes may be exchanged for a like aggregate principal amount of Notes of other authorized denominations.

From and after March 26, 2010, subject to the limitations set forth in Section 3.1 of the Indenture (relating to satisfaction of the Equity Conditions), the Company may, at its option, redeem all or any part of the Notes, upon notice as set forth in the Indenture, and the Company shall pay each holder of Notes redeemed a redemption price equal to the principal amount of such Notes, plus accrued and unpaid interest thereon, if any, to, but excluding, the date of redemption.

If such notice of redemption has been given as provided in the Indenture, the Notes or portion of Notes called for redemption shall, unless converted into Common Stock pursuant to the terms of the Indenture, become due and payable on the date and at the place or places stated in such notice at the applicable redemption price and interest accrued to, but excluding, the date fixed for redemption, and on and after such date (unless the Company shall default in the payment of such Notes at the redemption price and interest accrued to, but excluding, said date) interest on the Notes or portion of Notes so called for redemption shall cease to accrue and such Notes shall cease after the close of business on the Business Day on the date fixed for redemption to be convertible into Common Stock and, except as provided in Sections 8.5 and 13.4 of the Indenture, to be entitled to any benefit or security under the Indenture, and the holders of such Notes shall have no right in respect of such

Notes except the right to receive the redemption price and unpaid interest to, but excluding, the date fixed for redemption. On presentation and surrender of such Notes at a place of payment specified in such notice, such Notes or the specified portions thereof to be redeemed shall be paid and redeemed by the Company at the applicable redemption price and interest accrued thereon to, but excluding, the date fixed for redemption; provided that, if the applicable redemption date is an Interest Payment Date, then the semi-annual payment of interest becoming due on such date shall be payable to the holders of such Notes registered as such on the relevant record date subject to the terms and provisions of Section 2.3 of the Indenture.

The Notes are not subject to redemption through the operation of any sinking fund.

Upon the occurrence of a “Repurchase Event,” the Noteholder has the right, at such holder’s option, to require the Company to repurchase all or any portion of such holder’s Notes or any portion thereof (in the principal amounts of One Thousand United States Dollars ($1,000) or integral multiples thereof) on the Repurchase Date set by the Company at a “Repurchase Price” equal to 100% of the principal amount of Notes such holder elects to require the Company to repurchase together, in each case, with accrued interest, if any, to, but excluding, the applicable Repurchase Date; provided that if such repurchase date is an Interest Payment Date, then the semi-annual payment of interest becoming due on such date shall be payable to the holders of such Notes registered as such on the relevant record date subject to the terms and provisions of Section 2.3 of the Indenture. In addition, Notes shall be purchased by the Company at the option of the holder on March 26, 2011, March 26, 2016 and March 26, 2021], at the Repurchase Price. The Company or, at the written request of the Company, the Trustee shall mail to all holders of record of the Notes a notice of the occurrence of a Repurchase Event and of the repurchase right arising as a result thereof on or before the fifth (5th) calendar day after the occurrence of such Repurchase Event, and the Company shall issue a press release no later than sixty (60) calendar days prior to each of March 26, 2011, March 26, 2016 and March 26, 2021 with respect to the Repurchase Dates that will occur on such dates. If a redemption date pursuant to Article III of the Indenture shall occur prior to any repurchase date established pursuant to a Company Notice under Section 16.2 of the Indenture, provided that the Company shall have deposited or set aside an amount of money sufficient to redeem such Notes as set forth in Section 3.2 of the Indenture on or before such repurchase date, all such Notes shall be redeemed pursuant to Article III of the Indenture and the repurchase rights under Article XVI of the Indenture shall have no effect.

Subject to the provisions of the Indenture, the holder hereof has the right, at its option, at any time following the date of original issuance of the Notes and prior to the close of business on March 26, 2027 (except that, with respect to any Note or portion of a Note that shall be called for redemption, such right shall terminate, except as otherwise provided in the Indenture, at the close of business on the last Business Day prior to the date fixed for redemption of such Note or portion of a Note unless the Company shall default in payment due upon redemption), to convert the principal hereof or any portion of such principal which is One Thousand United States Dollars ($1,000) or an integral multiple thereof, into that number of fully paid and non-assessable shares of the Company’s Common Stock, as said shares shall be constituted at the date of conversion, obtained by dividing the principal amount of this Note or portion thereof to be converted by the conversion price of $2.295 upon surrender of this Note, together with a conversion notice as provided in the Indenture and this Note, to the Company at the office or agency of the Company maintained for that purpose, which shall be the Corporate Trust Office of the Trustee, or at any other office or agency permitted by the Indenture, and, unless the shares issuable on conversion are to be issued in the same name as this Note, duly endorsed by, or accompanied by instruments of transfer in form satisfactory to the Company duly executed by, the holder or by his duly authorized attorney. The Company shall pay in cash, on this Note or portion thereof surrendered for conversion during the period from the close of business on any Interest Payment Date to which interest has been fully paid through the close of business on the Business Day preceding the record date for the next such Interest Payment Date, accrued and unpaid interest, if any, to, but excluding, the date of conversion and Liquidated Damages, if any. Subject to Article IV of the Indenture, any such payment of interest shall be made with ten (10) Business Days after the Conversion Date. Notwithstanding the foregoing, if this Note shall be surrendered for conversion during the period from the close of business on any record date for any Interest Payment Date through the close of business on the Business Day next preceding such Interest Payment Date, the holder (unless the Note or the portion thereof being converted shall have been called for redemption pursuant to a redemption notice mailed to the Noteholders in accordance with Section 3.2 of the Indenture or shall have become due prior to such Interest Payment Date as a result of a Repurchase Event) must, at the time of conversion of the Note, pay by wire transfer of immediately available funds or other funds acceptable to the Company, an amount equal to the interest otherwise payable on such Interest Payment Date on the principal amount being converted; provided, however, that no such payment need be made if there shall exist at the time of conversion a default in the payment of interest on the Notes. No fractional shares of Common Stock will be issued upon any conversion, but an adjustment in cash will be paid to the holder, as provided in the Indenture, in respect of any fraction of a share which would otherwise be issuable upon the surrender of any Note or Notes for conversion.

The Company may, at its option, automatically convert all or a portion of the Notes (an “Automatic Conversion”) at any time prior to March 26, 2027 if (a) the Closing Price per share of the Common Stock has exceeded one hundred and fifty percent (150%) of the Conversion Price then in effect for at least twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days ending five (5) Trading Days prior to the date the Automatic Conversion Notice (defined below) specifying the date (the “Automatic Conversion Date”) on which an Automatic Conversion will become effective is sent to all holders of Notes, and (b) the Equity Conditions shall have been satisfied as of the date of the Automatic Conversion Notice. The Company shall not be entitled to deliver an Automatic Conversion Notice if the foregoing conditions are not satisfied as of the date thereof. Notwithstanding anything herein to the contrary, if at any time during the Automatic Conversion Period, the Equity Conditions are no longer satisfied (an “Automatic Conversion Equity Conditions Failure”), the Company shall provide a notice to the Trustee and each holder of Notes of such failure and, unless the holders of not less than a majority in principal amount of the Notes then Outstanding waive such failure prior to the Automatic Conversion Date, the Automatic Conversion Notice shall be of no further force and effect, no Automatic Conversion shall occur on the Automatic Conversion Date, and the Company shall withdraw the Automatic Conversion Notice. If the Automatic Conversion Date is prior to March 26, 2010, the Company shall make an additional payment to each holder of Notes with respect to the Notes converted, in an amount equal to $187.75 per each One Thousand United States Dollars ($1,000) principal amount of the Note (the “Company Conversion Provisional Payment”), less the amount of any interest actually paid on the Note prior to the Automatic Conversion Date (and, if the Note is converted between a record date and the next Interest Payment Date, less interest payable on each One Thousand United States Dollars ($1,000)

principal amount of the Note on such next Interest Payment Date). If the Automatic Conversion relates to all outstanding Notes, subject to Section 15.2 of the Indenture, a Company Conversion Provisional Payment, or portion thereof, may be paid in whole or in part in cash and/or through the issuance of Common Stock, provided that (a) any shares of Common Stock issued in payment or partial payment of the Company Conversion Provisional Payment when added to the sum of (1) the shares of Common Stock issued or issuable upon conversion of all the Notes, and (2) the Additional Shares issued pursuant to the terms of this Indenture, shall not exceed 19.99% of the Company’s aggregate outstanding capital stock as of March 26, 2007 unless the stockholders of the Company have otherwise approved such greater issuance of Common Stock and (b) each holder of the Notes shall be treated on the same basis as to the percentage of the Company Conversion Provisional Payment paid in shares of Common Stock, and (c) no portion of the Company Conversion Provisional Payment shall be paid in shares of Common Stock unless on the Automatic Conversion Date a Registration Statement is effective and available for the resale of such shares in accordance with the Registration Rights Agreement. Common Stock used to pay any Company Conversion Provisional Payment shall be valued at ninety-five percent (95%) of the Current Market Price of the Common Stock as of the date two (2) Business Days prior to the Automatic Conversion Date.

Unless the Company shall have theretofore called for redemption all of the Notes then outstanding, if the Company elects to convert all or a portion of the Notes pursuant to its Automatic Conversion right, the Company, or at its request (which must be received by the Trustee at least five (5) Business Days prior to the date the Trustee is requested to give notice as described below unless a shorter period is agreed to by the Trustee), the Trustee in the name of and at the expense of the Company, shall mail or cause to be mailed a notice of the Automatic Conversion not more than thirty (30) days but not less than ten (10) days before the date of effectiveness of the Automatic Conversion as set forth in the Indenture. In case the Notes are to be converted in part only, the notice shall state the portion of the principal amount thereof to be converted and shall state that, on and after the effective date of the Automatic Conversion, upon surrender of such Note, a new Note or Notes in principal amount equal to the unconverted portion thereof will be issued.

In connection with any redemption of Notes, the Company may arrange for the purchase and conversion of any Notes not converted prior to the expiration of such conversion right by an agreement with one or more investment bankers or other purchasers to purchase such Notes by paying to the Trustee in trust for the Noteholders, on or before the date fixed for redemption, an amount not less than the applicable redemption price and interest accrued to the date fixed for redemption, of such Notes.

Notwithstanding anything to the contrary contained herein, if a holder has elected to be governed by Section 2(k)(A) of the Securities Purchase Agreement (as defined in the Indenture), such holder shall not have the right to convert, and the Company shall not permit, require or cause the conversion of, any portion of any Note, and the Company shall not otherwise issue any shares of Common Stock pursuant hereto, to the extent that after giving effect to such conversion or issuance, such holder and its affiliates would beneficially own in excess of 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to such conversion or issuance. Notwithstanding anything to the contrary contained herein, if a holder has elected to be governed by Section 2(k)(B) of the Securities Purchase Agreement, such holder shall not have the right to convert, and the Company shall not permit, require or cause the conversion of, any portion of any Note, and the

Company shall not otherwise issue any shares of Common Stock pursuant hereto, to the extent that after giving effect to such conversion or issuance, such holder and its affiliates would beneficially own in excess of 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to such conversion or issuance. For purposes of this paragraph, the number of shares of Common Stock beneficially owned by any such holder and its affiliates shall include the number of shares of Common Stock issuable upon conversion of a Note (or otherwise) with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted portion of any Note beneficially owned by such holder and its affiliates and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by such holder and its affiliates. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act.

Upon due presentment for registration of transfer of this Note and any other documents as may be required to be delivered by the Indenture at the office or agency of the Company which shall be the Corporate Trust Office of the Trustee, or at any other office or agency permitted by the Indenture, a new Note or Notes of authorized denominations for an equal aggregate principal amount will be issued to the transferee in exchange thereof, subject to the requirements and limitations provided in the Indenture, without charge except for any tax or other governmental charge imposed in connection therewith.

The Company, the Trustee, any authenticating agent, any paying agent, any conversion agent and any Note Registrar may deem and treat a registered holder hereof as the absolute owner of this Note (whether or not this Note shall be overdue and notwithstanding any notation of ownership or other writing hereon), for the purpose of receiving payment hereof, or on account hereof, for the conversion hereof and for all other purposes; and neither the Company nor the Trustee nor any other authenticating agent nor any paying agent nor any other conversion agent nor any Note Registrar shall be affected by any notice to the contrary. All such payments so made to, or upon the order of, such registered holder for the time being shall be valid, and, to the extent of the sum or sums so paid, effectual to satisfy and discharge the liability for monies payable on this Note.

No direct or indirect partner, employee, incorporator, stockholder, director or officer, as such, past, present or future of the Company or any successor corporation or any Subsidiary or any of the Company’s Affiliates, shall have any personal liability in respect of the obligations of the Company under this Note by reason of his, her or its status as such partner, employee, incorporator, stockholder, director or officer. The holder hereof by accepting this Note waives and releases all such liability. Such waiver and release are part of the consideration for the issuance of this Note.

ABBREVIATIONS

The following abbreviations, when used in the inscription of the face of this Note, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenants in common	UNIF GIFT MIN ACT -

Custodian
(Cust)

TEN ENT - as tenants by the entireties
(Minor)

JT TEN - as joint tenants with right of survivorship and not as tenants	Uniform Gifts to Minors Act
in common	(State)

Additional abbreviations may also be used though not in the above list.

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Note Custodian